EXHIBIT 99

FOR IMMEDIATE RELEASE:	CONTACT:
July 30, 2010	John J. Kuntz 513-469-5352 jkuntz@franklinsavings.com
First Franklin Corporation Reports
Second Quarter 2010 Results
Cincinnati (OH), July 30, 2010: First Franklin Corporation (NASDAQ:FFHS), the parent of Franklin Savings and Loan Company, today reported a net loss of $558,000, or 33 cents per share, for the second quarter of 2010 and $640,000 or 38 cents per share for the six months ended June 30, 2010, compared with net income of $7,000, or 1 cent per share for the second quarter of 2009 and $267,000 or 16 cents per share for the six months ended June 30, 2009.
John J. Kuntz, Chairman, President and Chief Executive Officer, said, “Results for the current quarter continued to be impacted by the lingering effects of this recession. Real estate owned expenses increased $41,000 and loss reserves increased $260,000 compared to the second quarter of 2009. During the same period, compensation increased approximately $224,000. Additionally, approximately $175,000 of cost associated with the recent proxy contest and a $300,000 external fraud loss, which affected numerous financial institutions in the area, which impacted the current results.
Kuntz also said, “Although the economic upheaval combined with other expense burdens has impacted our financial performance, I remain optimistic and encouraged by our core business metrics. Our fee income from the mortgage origination business remains strong and our net interest income continues to improve, increasing to $1.71 million during the current quarter from $1.47 million for the same period in 2009. ”
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About First Franklin Corporation: First Franklin Corporation is a savings and loan holding company that was incorporated under the laws of the State of Delaware in September 1987. It owns all of the outstanding common stock of The Franklin Savings and Loan Company.

Additional information about First Franklin and Franklin Savings can be found on the company’s Web site: www.franklinsavings.com.
Forward-Looking Statements: Statements included in this document which are not historical or current facts are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results. Such statements may be identified by the use of the words “may”, “anticipates”, “expects”, “hopes”, “believes”, “plans”, “intends” and similar expressions. Factors that could cause financial performance to differ materially from that expressed in any forward-looking statement include, but are not limited to, credit risk, interest rate risk, competition, changes in the regulatory environment and changes in general and local business and economic trends.